Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-101541 and Registration Statement No. 33-71130 on Form S-3 and Registration Statement Nos. 33-63059, 333-61969, 333-17451, 333-82787, 333-30272, and 333-63264 on Form S-8 of Black Hills Corporation of our report dated March 25, 2003, relating to the financial statements of the Black Hills Corporation Employee Stock Purchase Plan as of and for the year ended December 31, 2002 appearing in this Annual Report on Form 11-K of Black Hills Corporation Employee Stock Purchase Plan for the year ended December 31, 2002.

Deloitte & Touche LLP

Minneapolis, MN
March 25, 2003